Exhibit 99.1

Contact:

Retrophin, Inc.	Retrophin, Inc.
Marc Panoff, CFO	Chris Cline, CFA, Manager, Investor Relations
646-564-3671	646-564-3680
marc@retrophin.com	IR@retrophin.com

Retrophin Announces Appointment of Stephen Aselage as Chief Executive Officer

New York, NY (November 10, 2014) – Retrophin, Inc. (NASDAQ: RTRX) today announced that the Board of Directors has appointed Stephen Aselage as Chief Executive Officer (CEO), effective immediately. Mr. Aselage has been serving as the company’s interim CEO since September 30, 2014.

“Steve has done an excellent job of guiding Retrophin through a period of significant change,” said Steve Richardson, Chairman of the Board of Directors. “He has demonstrated compelling leadership and vision while working with the Board and management team to develop a plan that maximizes our commercial capabilities and focuses development efforts on assets with the highest potential returns. The Board is delighted that Steve has agreed to continue to lead Retrophin and execute our newly focused strategic plan.”

“I am honored to have the opportunity to continue working with the talented team at Retrophin as we bring life-changing treatments to our patients and value to our shareholders,” said Mr. Aselage. “I’ve gained a tremendous appreciation for our exceptional R&D capabilities, commercial talent, and highly effective business development efforts, all of which position Retrophin for continued success.”

Mr. Aselage has more than 30 years of pharmaceutical and biotechnology experience. Most recently, he was Executive Vice President and Chief Business Officer of BioMarin Pharmaceutical Inc. During his seven years with BioMarin, he built the commercial and medical affairs functions that launched three commercial products and developed commercial businesses in more than 45 countries. Mr. Aselage has also held leadership roles with Cell Therapeutics, Sangstat Medical Corporation, Advanced Tissue Sciences, and Genentech. He worked briefly for Genzyme as well, assisting in the transition following its acquisition of Sangstat. Earlier in his career, he held a variety of sales and sales management positions at companies including Rhone-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis) and Bristol Laboratories. Mr. Aselage received his B.S. in Biology from the University of Notre Dame.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal®, Thiola® and Vecamyl®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), schizophrenia, infantile spasms, nephrotic syndrome and others. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. No forward-looking statement can be guaranteed. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.